News and Information

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST REPORTS SECOND QUARTER 2006 DILUTED E.P.S. OF $.83,
INCREASES 2006 GUIDANCE AND ANNOUNCES PROJECT MOMENTUM,
A $100+ MILLION COST REDUCTION PLAN
GREENWICH, Conn., July 27, 2006 – UST Inc. (NYSE: UST) today announced that results for the second quarter 2006 exceeded the Company’s expectations due to achieving the volume objectives set for premium moist smokeless tobacco, lower than anticipated spending and strong results from the wine operations.
For the second quarter ended June 30, 2006, net sales decreased 1.5 percent to $472.9 million, operating income increased 0.5 percent to $225.6 million, net earnings decreased 1.4 percent to $134.7 million and diluted earnings per share increased 1.2 percent to $.83, compared to the corresponding 2005 period. The decrease in net sales and net earnings reflect the plans announced in December 2005 to increase investment in premium brand loyalty and category growth initiatives for moist smokeless tobacco in an effort to stop the decline in premium unit volume trends and get the Company back on a long-term growth track. These initiatives are delivering the anticipated results, although at a slightly higher spending level than originally planned. This increased level of spending is anticipated to be more than offset by favorable comparisons in other areas.
Second quarter 2005 results include a net negative impact of $.02 per diluted share. A pretax charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions that were for amounts in excess of those previously reserved, was partially offset by a lower than expected effective tax rate due to the net reversal of $4.0 million ($.02 per diluted share) of income tax accruals, net of federal benefit.
“We are encouraged by the improving fundamentals in our smokeless tobacco operations and continued growth in our wine business,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “As a result of that and higher than anticipated operating margins tracing to lower overall spending, we are increasing our 2006 diluted earnings per share target to $3.07 and tightening the guidance range to $3.02 to $3.11.”
Murray S. Kessler, UST president and chief operating officer noted, “During the quarter, we embarked on a company-wide cost reduction initiative, called Project Momentum, with savings targeted at more than $100 million over the next three years. With fundamentals improving, this is exactly the right time to undertake this type of initiative that will provide the resources and flexibility to build positive momentum for our businesses while, at the same time, enhancing our ability to deliver long-term sustainable and consistent earnings growth.”

The net sales decrease of 1.5 percent in the second quarter was primarily a result of lower realized net revenue per premium unit in the Smokeless Tobacco segment, as the Company continued to implement strategic initiatives aimed at increasing premium brand loyalty of existing adult consumers and growing the category by attracting adult smokers. The plan calls for a comprehensive, state-by-state offering of various sales incentives aimed at improving the value proposition for adult consumers. The consolidated net sales comparison was favorably impacted by increased premium case sales in the Wine segment and strong results for the Company’s international operations.
The second quarter 2006 gross margin declined 2.6 percent or $9.6 million compared to the year-ago period. The Smokeless Tobacco segment gross margin declined 3.3 percent or $11.2 million primarily due to lower realized net revenue per premium unit. The gross margin for the Wine segment and other operations combined increased $1.6 million.
Selling, advertising and administrative expenses in the second quarter 2006 increased only 1.3 percent or $1.7 million compared to the year-ago quarter as a result of early savings from Project Momentum and timing favorability of expenses.
Interest expense in the second quarter 2006 declined 9.9 percent or $1.2 million primarily due to higher income on cash equivalent investments.
The company repurchased 1.1 million shares at a cost of $50 million during the second quarter 2006. Stock repurchases over the last twelve-month period, combined with lower stock options outstanding resulted in the number of average diluted shares outstanding declining by approximately 4 million, or 2.4 percent.
For the six-month period ended June 30, 2006, net sales decreased 1.5 percent to $906.5 million, operating income decreased 1.6 percent to $422.0 million, net earnings decreased 3.0 percent to $250.6 million and diluted earnings per share decreased 0.6 percent to $1.54 compared to the corresponding 2005 period. During the period, the Company repurchased 2.4 million shares at a cost of $100 million.
Six-month 2006 results include a $1.4 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons in connection with the resolution of certain states’ indirect purchaser antitrust actions.
Six-month 2005 results include a net positive impact of $.01 per diluted share. A pretax charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions as described above, was more than offset by a lower than expected effective tax rate due to the net reversal of $8.7 million ($.05 per diluted share) of income tax accruals, net of federal benefit.
Smokeless Tobacco Segment
Smokeless Tobacco segment second quarter 2006 net sales decreased 2.9 percent to $399.1 million. This decline reflects the Company’s investment in premium brand loyalty initiatives, primarily through price incentives, aimed at stemming the decline in premium unit volume trends. Operating profit was stable compared to the year-ago period at $219.5 million. The 2005 period included the previously mentioned charge for the settlement of certain states’ indirect purchaser antitrust actions of $12.5 million.

Total moist smokeless tobacco net can sales increased 0.5 percent to 165.7 million. Price value net can sales increased 16.4 percent to 23.7 million and premium net can sales were in line with expectations, declining 1.8 percent to 142.0 million.
The decline in premium can sales represents a sequential improvement in the underlying trend, adjusted for inventory disruptions of approximately 3.7 million cans the Company believes were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase for premium products.

Underlying change	Q3	Q4	Q1	Q2
vs. prior year period	2005	2005	2006	2006
Premium net unit volume	(6.2)%	(3.9)%	(2.9)%	(1.8)%
Share data for the 26-week period ended June 10, 2006 from U.S. Smokeless Tobacco Company’s Retail Account Data Share & Volume Tracking System (RAD-SVT) measuring shipments to retail on a can-volume basis, are included in the attached Supplemental Schedule. To give a clearer picture of how the premium brand loyalty and category growth initiatives have impacted trends in the marketplace, the table below includes the 16 week period ended January 7, 2006, prior to the implementation of the plan and the 22 week period ended June 10, 2006, during which the plan was underway. As the data indicate, trends have changed significantly since the plan has been implemented.

	Volume % Chg. Vs YAGO
	Pre Plan	Plan	Trend
RAD-SVT	Period	Period	Chg.
Total Category	+4.9%	+8.5%	+3.6 pts
USSTC Total	-2.5%	+3.1%	+5.6 pts
USSTC Premium	-5.6%	+1.0%	+6.6 pts
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. Because RAD-SVT records shipments from wholesale to retail, the data can vary significantly from the Company’s actual results which are reported as net shipments to wholesale.
The Company believes the difference in trend between RAD-SVT and net shipments in the quarter primarily reflects inventory differences resulting from new product introductions and promotional timing, as well as the time periods measured.
“We believe the 22-week RAD-SVT data is an accurate representation of our underlying unit volume trend,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “Our premium brand loyalty and category growth initiatives are clearly working.”
Smokeless Tobacco segment six-month 2006 net sales decreased 3.1 percent to $765.4 million despite a 0.6 percent increase in moist smokeless tobacco net can sales to 317.4 million. Premium net can sales declined 1.0 percent to 272.0 million and price value net can sales increased 11.1 percent to 45.4 million. Operating profit for the segment declined 2.0 percent to $411.1 million.
Six-month 2006 results include a $1.4 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons in connection with the resolution of certain states’ indirect purchaser antitrust actions and 2005 results include a pretax charge of $12.5 million recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions.
Wine Segment
Wine segment second quarter 2006 net sales increased 5.6 percent to $62.0 million on a 7.3 percent increase in premium case sales. Operating profit increased 18.3 percent to $9.4 million versus the corresponding 2005 period. Operating profit was favorably impacted by the Col Solare joint venture with Antinori and favorable product mix.
For the six-month 2006 period, Wine segment net sales increased 7.3 percent to $118.3 million on a 7.8 percent increase in premium case sales, and operating profit advanced 19.2 percent to $17.9 million versus the corresponding 2005 period.
Outlook
For the year 2006, the Company anticipates diluted earnings per share in the range of $3.02 to $3.11, with a target of $3.07, without regard to any potential restructuring charges or additional cost savings that will result from the implementation of Project Momentum in the second half of the year. Diluted earnings per share for the second half of 2006 is anticipated to be below year-ago levels due primarily to the increased investment in premium brand loyalty and category growth initiatives for moist smokeless tobacco, timing of expenses related to new product introductions and the absence of a reversal of income tax accruals experienced in the year-ago period. The Company believes the increased value being offered through the premium brand loyalty initiatives will be sufficient to stabilize premium unit volume trends in the second half of the year, even in light of escalating gasoline prices. However, this remains a risk to the plan.
Over the long-term, the Company’s goal is to provide a shareholder return of at least 10 percent, including diluted earnings per share growth and a strong dividend yield. The recent Project Momentum cost savings initiative provides confidence that this goal can be achieved, while at the same time giving the Company flexibility to grow its business in light of increased competition in the smokeless tobacco segment.
A conference call is scheduled for 11 a.m. Eastern time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #58129753 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to products liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter
	2006	2005	% Change
Net sales	$472,900	$480,116	-1.5

Costs and expenses
Cost of products sold	112,414	110,026	+2.2
Selling, advertising and administrative	134,902	133,191	+1.3
Antitrust litigation	—	12,529	—

Total costs and expenses	247,316	255,746	-3.3

Operating income	225,584	224,370	+0.5
Interest, net	10,793	11,977	-9.9

Earnings before taxes	214,791	212,393	+1.1
Income taxes	80,136	75,868	+5.6

Net earnings	$134,655	$136,525	-1.4

Net earnings per share:
Basic	$.84	$.83	+1.2
Diluted	$.83	$.82	+1.2

Dividends per share	$.57	$.55	+3.6

Average number of shares:
Basic	160,791	164,575
Diluted	162,240	166,194

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,
	2006	2005	% Change
Net sales	$906,541	$920,643	-1.5

Costs and expenses
Cost of products sold	216,624	210,430	+2.9
Selling, advertising and administrative	266,610	268,998	-0.9
Antitrust litigation	1,350	12,529	-89.2

Total costs and expenses	484,584	491,957	-1.5

Operating income	421,957	428,686	-1.6
Interest, net	22,263	28,368	-21.5

Earnings before taxes	399,694	400,318	-0.2
Income taxes	149,126	141,961	+5.0

Net earnings	$250,568	$258,357	-3.0

Net earnings per share:
Basic	$1.55	$1.57	-1.3
Diluted	$1.54	$1.55	-0.6

Dividends per share	$1.14	$1.10	+3.6

Average number of shares:
Basic	161,194	164,670
Diluted	162,442	166,608

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$229,894	$202,025
Short-term investments	—	10,000
Accounts receivable	47,733	54,186
Inventories:
Leaf tobacco	186,507	202,553
Products in process	182,086	203,396
Finished goods	161,315	156,343
Other materials and supplies	20,628	21,115

Total inventories	550,536	583,407
Deferred income taxes	9,516	11,622
Income taxes receivable	—	2,400
Assets held for sale	—	3,433
Prepaid expenses and other current assets	27,113	22,481

Total current assets	864,792	889,554
Property, plant and equipment, net	418,419	431,168
Other assets	40,481	46,261

Total assets	$1,323,692	$1,366,983

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$170,775	$231,061
Income taxes payable	30,596	12,566
Litigation liability	15,594	15,151

Total current liabilities	216,965	258,778

Long-term debt	840,000	840,000
Postretirement benefits other than pensions	86,782	85,819
Pensions	95,683	92,159
Deferred income taxes	6,396	11,972
Other liabilities	4,168	3,157

Total liabilities	1,249,994	1,291,885

Contingencies

Stockholders’ equity:
Capital stock (1)	104,228	103,810
Additional paid-in capital	975,047	945,466
Retained earnings	563,735	497,389
Accumulated other comprehensive loss	(15,572)	(17,802)

	1,627,438	1,528,863
Less treasury stock – 47,439,078 shares in 2006 and 45,049,378 shares in 2005	1,553,740	1,453,765

Total stockholders’ equity	73,698	75,098

Total liabilities and stockholders’ equity	$1,323,692	$1,366,983

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 208,455,616 shares in 2006 and 207,620,439 shares in 2005. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating Activities:
Net earnings	$250,568	$258,357
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,897	22,376
Share-based compensation expense	4,551	3,182
Excess tax benefits from share-based compensation	(1,285)	—
(Gain) loss on disposition of property, plant and equipment	(2,154)	1,230
Deferred income taxes	(4,671)	(5,503)
Changes in operating assets and liabilities:
Accounts receivable	6,453	(7,028)
Inventories	32,145	25,340
Prepaid expenses and other assets	3,352	4,558
Accounts payable, accrued expenses, pensions and other liabilities	(51,846)	(59,355)
Income taxes	22,867	(8,047)
Litigation liability	443	8,904

Net cash provided by operating activities	283,320	244,014

Investing Activities:
Short-term investments, net	10,000	25,250
Purchases of property, plant and equipment	(10,937)	(37,379)
Proceeds from dispositions of property, plant and equipment	6,024	3,116
Investment in joint venture	(785)	—

Net cash provided by (used in) investing activities	4,302	(9,013)

Financing Activities:
Repayment of debt	—	(300,000)
Proceeds from the issuance of stock	22,950	55,781
Excess tax benefits from share-based compensation	1,285	—
Dividends paid	(184,013)	(181,530)
Stock repurchased	(99,975)	(100,049)

Net cash used in financing activities	(259,753)	(525,798)

Increase (decrease) in cash and cash equivalents	27,869	(290,797)
Cash and cash equivalents at beginning of year	202,025	450,202

Cash and cash equivalents at end of period	$229,894	$159,405

NOTE: Certain prior year amounts have been reclassified to conform to the 2006 presentation.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Second Quarter			Six Months Ended June 30,
	2006	2005	%	2006	2005	%
Consolidated Results
Net Sales (mil)	$472.9	$480.1	-1.5%	$906.5	$920.6	-1.5%
Operating Income (mil)	$225.6	$224.4	0.5%	$422.0	$428.7	-1.6%
Net Earnings (mil)	$134.7	$136.5	-1.4%	$250.6	$258.4	-3.0%
Diluted EPS	$.83	$.82	1.2%	$1.54	$1.55	-0.6%

Smokeless Tobacco
Net Sales (mil)	$399.1	$410.9	-2.9%	$765.4	$789.7	-3.1%
Operating Profit (mil)	$219.5	$219.4	—	$411.1	$419.6	-2.0%

MST Net Can Sales
Premium (mil)	142.0	144.5	-1.8%	272.0	274.6	-1.0%
Price Value (mil)	23.7	20.4	16.4%	45.4	40.9	11.1%

Total (mil)	165.7	164.9	0.5%	317.4	315.5	0.6%

Wine
Net Sales (mil)	$62.0	$58.7	5.6%	$118.3	$110.3	7.3%
Operating Profit (mil)	$9.4	$7.9	18.3%	$17.9	$15.0	19.2%
Premium Case Sales (thou)	1,018	949	7.3%	1,981	1,838	7.8%

	Volume %		Point
	Chg. Vs.		Chg. Vs.
RAD-SVT 26 wks ended 06/10/06(1)	YAGO	Share	YAGO
Total Category	+7.8%
Total Premium Segment	-0.9%	58.9%	-5.1 pts
Total Value Segments	+23.3%	40.9%	+5.2 pts
USSTC Share of Total Category	+ 2.2%	63.1%	-3.5 pts
USSTC Share of Premium Segment	0.0%	90.5%	+0.7 pts
USSTC Share of Value Segments	+16.1%	23.8%	-1.5 pts

	% Chg. Vs YAGO
	Pre Plan	Plan	Trend
RAD-SVT(2)	Period	Period	Chg.
Total Category Volume	+4.9%	+8.5%	+3.6 pts
USSTC Total Volume	-2.5%	+3.1%	+5.6 pts
USSTC Premium Volume	-5.6%	+1.0%	+6.6 pts

(1)	RAD-SVT – Retail Account Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

(2)	At the beginning of the year, the Company began implementing its plan to enhance premium brand loyalty and accelerate category growth in the marketplace. The Pre Plan period represents the 16 weeks ended 1/07/06 and the Plan Period represents the 22 weeks ended 06/10/06. The first shipments of Value Packs at lower price points began on 01/09/06.